Kirkpatrick & Lockhart LLP
                                                 1800 Massachusetts Avenue, N.W.
                                                 Second Floor
                                                 Washington, D.C. 20036-1800
                                                 202.778-9000
                                                 www.kl.com

                               January 13, 2000

First Investors Fund For Income, Inc.
95 Wall Street
New York, New York  10005

Ladies and Gentlemen:

      You have requested our opinion as to certain matters regarding the issuance by First Investors Fund For Income, Inc. ("Company"), a corporation organized under the laws of the State of Maryland, of Class A shares of common stock (the "Shares") of the Company pursuant to a Plan of Reorganization and Termination ("Plan") by the Company and Executive Investors Trust High Yield Fund portfolio ("Executive High Yield Fund"). Under the Plan, the Company would acquire the assets of Executive High Yield Fund in exchange for the Shares and the assumption by the Company of Executive High Yield Fund's liabilities. In connection with the Plan, the Company is about to file a Pre-Effective Amendment No. 1 to its Registration Statement on Form N-14 ("Amendment No. 1") for the purpose of registering the Shares under the Securities Act of 1933, as amended ("1933 Act"), to be issued pursuant to the Plan.

      We have examined originals or copies believed by us to be genuine of the Company's Articles of Incorporation and By-Laws, minutes of meetings of the Company's board of directors, the form of Plan, and such other documents relating to the authorization and issuance of the Shares as we have deemed relevant. Based upon that examination, we are of the opinion that the Shares being registered by the Amendment No. 1 may be issued in accordance with the Plan and the Company's Articles of Incorporation and By-Laws, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the distribution of securities, and when so issued, those Shares will be legally issued, fully paid and non-assessable.

      We hereby consent to this opinion accompanying Amendment No. 1 that the Company plans to file with the Securities and Exchange Commission and to the reference to our firm in the Prospectus/Proxy Statement filed as part of the Amendment No. 1.

                                Sincerely yours,

                                    KIRKPATRICK & LOCKHART LLP

                                    By:  /s/ Robert J. Zutz
                                         ------------------------------
                                         Robert J. Zutz